Exhibit 4.13

GIVEN IMAGING LTD.
AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

As of February 14, 2012

This Given Imaging Amended and Restated 2009 Equity Incentive Plan (hereinafter called the “Plan”) was originally adopted by the Board of Directors of Given Imaging Ltd., an Israeli corporation (hereinafter called the “Company”) on July 2, 2009.  The Plan was approved by the Company’s Shareholders on August 11, 2009, became effective on such date, and was subsequently amended by the Company on August 10, 2010.  This Amended and Restated Plan was approved by the Board on February 14, 2012.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of able persons as Employees, Consultants, and Non-Employee Directors of the Company and its Subsidiaries, and to provide such persons with a proprietary interest in the Company through the granting of Options, SARs, Restricted Stock, and RSUs, whether granted singly, or in combination, or in tandem, that will (a) increase the interest of such persons in the Company’s success, and (b) furnish an incentive to such persons to continue their services for the Company and/or Subsidiary.

ARTICLE 2

DEFINITIONS

For purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1           “3(i) Option” means an Option granted to an Israeli Participant under the terms of Section 3(i) of the Ordinance that does not qualify as a 102 Award.

2.2           “102 Award” means an Option or other award granted to an Israeli Participant that is intended to qualify for special tax treatment under Section 102(b)(2) (the “Capital Track”) or Section 102(b)(1) (the “Income Track”) of the Ordinance.

2.3           “102 Track Election” means the right of the Company to elect either the “Capital Track” under Section 102(b)(2) or the “Income Track” under Section 102(1) of the “Capital Track”.

2.4           “Award” means the grant hereunder of any 102 Award, 3(i) Option, Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, or Other Award, whether granted singly, in combination or in tandem (each individually referred to herein as an “Award”).

2.5           “Award Agreement” means a written agreement between a Participant and the Company or any other written notice of an Award, which sets out the terms of the grant of an Award.

2.6           “Award Period” means the period during which one or more Awards granted under an Award Agreement may be exercised or earned.

2.7           “Board” means the Board of Directors of the Company.

2.8           “Cause” shall mean (i) a material breach of a Participant’s agreement or duty towards the Company or any Subsidiary, including the Participant not acting in good faith towards the Company or any Subsidiary, (ii) embezzlement of funds of the Company or its Subsidiaries or any act of fraud against the Company or its Subsidiaries, and (iii) any conduct (other than conduct in good faith) reasonably determined by the Committee to be materially detrimental to the Company or any Subsidiary.  The Committee, in its sole discretion, shall determine if a Participant’s termination or employment of cessation of services is for “Cause.”

2.9           “Change of Control” shall mean, unless otherwise defined in an Award Agreement, the occurrence of an event described in paragraph (a), (b), or (c) below:

(a)          The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding Shares; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a change of control:

(i)	Any acquisition directly from the Company;

(ii)	Any acquisition by the Company or by any affiliate (as defined in Rule 405 under the Securities Act) of the Company as of July 2, 2009;

(iii)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv)	Any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) below.

(b)          Consummation of a reorganization, merger or consolidation involving the Company or its Subsidiaries or a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (a “Business Combination”) unless, following such Business Combination:

(i)           All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or its successor (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more Subsidiaries); and

(ii)           No Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or its successor resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of the then outstanding voting securities of the Company or corporation (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more Subsidiaries) except to the extent that such ownership existed prior to the Business Combination.

(c)           Notwithstanding paragraphs (a) or (b) above, with respect to Restricted Stock Units granted to Participants who are subject to U.S. income taxes, a change of control shall mean a “change of control” as defined in Section 409A of the Code.

2.10         “Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.11         “Committee” means the Compensation and Nominating Committee of the Board or such other Committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.12         “Company” means Given Imaging Ltd., an Israeli corporation, and any successor entity.

2.13         “Constructive Termination” means the occurrence, without a Participant’s prior consent, of any of the following during the one-year period commencing at a Change of Control:  (a) a material reduction in such Participant’s base compensation; (b) a material adverse change in such Participant’s duties or responsibilities or the assignment of duties materially inconsistent with such Participant’s position; or (c) relocation of such Participant’s primary work location which would result in an increase of more than 50 miles to such Participant’s one-way commute.  The Company shall have 30 days following delivery by such Participant of notice of Constructive Termination to cure the event or circumstance constituting Constructive Termination.

2.14         “Consultant” means each individual who performs services for the Company and/or any Subsidiary, and who is not an Employee or a Non-Employee Director.

2.15         “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, and any individual the Committee determines should be treated as such a covered employee.

2.16         “Date of Grant” means “date of grant” as determined under Financial Accounting Standards 123R, as amended and interpreted from time to time.

2.17         “Employee” means each individual who performs services for the Company and/or any Subsidiary, and who is determined to be an employee of the Company and/or such Subsidiary by the Committee, provided however that for the purposes of any grants pursuant to Section 102 of the Ordinance, “Employee” shall mean an employee or an officer of the Company and/or any Subsidiary, but excluding any Controlling Person, as such term is defined under Section 102 of the Ordinance (as such definition may change from time to time) or any Consultant.

2.18         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19         “Exercise Date” means the date specified in the Participant’s Exercise Notice, on which the Participant seeks to exercise an Option or SAR.

2.20         “Exercise Notice” means the written notice from the Participant to the Company notifying the Company that the Participant seeks to exercise an Option or SAR.  The Exercise Notice shall set forth the number of Shares with respect to which the Stock Option or SAR is to be exercised, the Exercise Date, and such other terms as determined by the Committee in its sole discretion.

2.21         “Fair Market Value” of a Share means the closing price of a Share on an applicable date as quoted on any over-the-counter market or national securities exchange on which the Shares are then listed, or in the absence of a reported closing price for such date, the closing price on the next following day for which a closing sale is reported.  In the event Shares are not quoted on a recognized over-the-counter market or stock exchange, Fair Market Value of a Share shall be the price per Share at which the Company last issued any of its Shares to a non-affiliated investor.  Notwithstanding the preceding provision to the contrary, solely with respect to Shares granted pursuant to an ISO under this Plan, Fair Market Value shall be determined in accordance with Section 422(c)(7) of the Code.

2.22         “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.23         “Non-Employee Director” means a member of the Board who is not an Employee.

2.24         “Non-qualified Stock Option” or “NQSO” means a stock option, granted pursuant to this Plan that is not intended to comply with the requirements set forth in Section 422 of the Code.

2.25         “Option” means either an 3(i) Option, 102 Option, ISO or NQSO.

2.26         “Option Price” means the price which must be paid by a Participant upon exercise of an Option to purchase a Share.

2.27         “Ordinance” means the Israeli Tax Ordinance (New Version) 5721-1961 and applicable Income Tax Rules (Tax Benefits in Shares Issuances to Employees) 5763, 2003.

2.28         “Other Award” means a right or other interest granted to a Participant that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, including unrestricted Shares or dividend equivalent rights; provided, that the grant of an Other Award may in the Committee’s discretion be conditioned upon prior receipt of appropriate governmental approvals.

2.29         “Participant” means an Employee, Consultant, or Non-Employee Director to whom an Award is granted under this Plan.

2.30         “Performance Goal” means the performance goals or objectives established by the Committee as a condition precedent to the vesting of an Award.  The Performance Goals related to a Covered Participant are listed in Article 10 of this Plan.  The Performance Goals related to a Participant who is not a Covered Participant shall be determined by the Committee in its sole discretion.

2.31         “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

2.32         “Person” means an individual, entity or group (within the meaning of Section I3(d)(3) or 14(d)(2) of the Exchange Act).

2.33         “Plan” means this Given Imaging Ltd. Amended and Restated 2009 Equity Incentive Plan, as amended from time to time.

2.34         “Restricted Stock” means Shares issued or transferred to a Participant pursuant to Section 6.5 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.35         “Restricted Stock Unit” means a unit denominating a Share that gives the right to receive a payment in cash and/or Shares, and which is subject to restrictions, as described under Section 6.5 of the Plan.

2.36         “SAR” or “Stock Appreciation Right” means the right to receive a payment, in cash and/or Share, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the SAR Price for such Shares.

2.37         “SAR Price” means the Fair Market Value of each Share covered by a SAR, determined by the Committee on the Date of Grant of the SAR.

2.38         “SEC” means the U.S. Securities and Exchange Commission.

2.39         “Securities Act” means the Securities Act of 1933, as amended.

2.40         “Shares” means the Company’s Ordinary Shares (nominal value NIS 0.05 per Share) or any shares substituted for such Ordinary Shares, which the Company is currently authorized to issue or may in the future be authorized to issue.

2.41         “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.  Notwithstanding the above, with respect to a 102 Award, the term “Subsidiary” means any corporation (other than the Company) that is considered to be an  “employer company” under Section 102 of the Ordinance.

ARTICLE 3

ADMINISTRATION

3.1           The Committee shall administer the Plan unless otherwise determined by the Board.  The Committee shall consist of at least two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

3.2           A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.3           Subject to the provisions of applicable law, the Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement the Award Period, the Date of Grant, and such other terms, provisions, limitations, and Performance Goals, as are approved by the Committee, including, but not limited to, any rights of the Committee to cancel or rescind any such Award.

3.4           The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan, including but not limited to, creating sub-plans, and (iv) make a 102 Track Election from time to time.  Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

3.5           With respect to restrictions in the Plan that are based on the requirements of Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the provisions of the Ordinance, including regarding 102 Awards or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

3.6           The Board shall have residual authority to administer any issue or matter related to this Plan, and may also affect any authority granted to the Committee hereunder.

ARTICLE 4

ELIGIBILITY

The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Consultant, or Non-Employee Director.  Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine.  Except as required by this Plan, different Awards need not contain similar provisions.  The Committee’s determinations under the Plan (including without limitation the determination of the individual who is to receive an Award, the form, amount and timing of such Award, and the terms and provisions of such Award and the agreements evidencing the same) need not be uniform and may be made by it selectively among Employees, Consultants, or Non-Employee Directors who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

5.1           Total Shares Available.  Subject to adjustment as provided in Articles 13 and 14, the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is 1,000,000.

5.2           Source of Shares.  Shares to be issued may be made available from authorized but unissued Shares, Shares held by the Company in its treasury, or Shares purchased by the Company on the open market or otherwise.  During the term of this Plan, the Company will at all times reserve and keep available a number of Shares that shall be sufficient to satisfy the requirements of this Plan.

5.3           Restoration and Retention of Shares.  If any Shares subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, or if any such Shares shall, after issuance or transfer, be reacquired by the Company because of the Participant’s failure to comply with the terms and conditions of an Award or for any other reason, the Shares not so issued or transferred, or the Shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan.  To the extent an Award under the Plan is settled or paid in cash, Shares subject to such Award will not be considered to have been issued and will not be applied against the maximum number of Shares provided for in Section 5.1.  If an Award may be settled in Shares or cash, such Shares shall be deemed issued only when and to the extent that settlement or payment is actually made in Shares.  To the extent an Award is settled or paid in cash, and not Shares, any Shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of Shares that may be issued or transferred under the Plan shall be reduced only by the number of Shares actually issued and transferred to the Participant.  The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.

ARTICLE 6

GRANT OF AWARDS

6.1           Award Agreement. The grant of an Award shall be authorized by the Committee and may be evidenced by an Award Agreement setting forth the term of the Award, including the total number of Shares subject to the Award, the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and Performance Goals, as are approved by the Committee, but not inconsistent with the Plan.  The Company may execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within 10 years of the date of adoption of this Plan.  The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

6.2           Limitations on Awards. The Plan is subject to the following limitations:

(a)           Options. The Option Price of Options cannot be less than 100% of the Fair Market Value of a Share on the Date of Grant of the Option.  Subject to adjustment as provided in Articles 13 and 14, the maximum number of Shares that may be made subject to ISOs is 1,000,000.

(b)           SARs. The SAR Price of a SAR cannot be less than 100% of the Fair Market Value of a Share on the Date of Grant of the SAR.

(c)           Calendar Year Share Limit. In the event the Company is subject to Section 162(m) of the Code, no Participant may receive during any calendar year Awards that are to be settled in Shares covering an aggregate of more than 1,000,000 Shares.

(d)          Calendar Year Cash Limit. In the event the Company is subject to Section 162(m) of the Code, no Participant may receive during any calendar year Awards that are to be settled in cash covering an aggregate of more than $4,000,000.

(e)           Term. The term of Awards may not exceed 10 years.

6.3           Rights as Shareholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or any authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder of the Company shall exist with respect to Shares, notwithstanding the exercise of any Award.  Notwithstanding the above, a Participant awarded Restricted Stock shall have the right to vote and receive dividends with respect to such Shares.

6.4           Options.

(a)           In General. The Committee may grant Options under the Plan.  ISOs may be granted only to Employees.  NQSOs may be granted to Employees, Consultants, and Non-Employee Directors.  Section 102 Options may be granted only to Israeli Participants who are Employees. Any Option granted to a Nosei Misra shall be authorized and implemented only in accordance with the provisions of the Israeli Companies Law.  Section 3(i) Options may be granted to Non-Israeli Employees, Non-Employee Directors, and Consultants.  With respect to each Option, the Committee shall determine the number of Shares subject to the Option, the exercise price, the term of the Option, the time or times at which the Option may be exercised and whether the Option is an 3(i) Option, 102 Options, ISO, or a NQSO.

(b)           Vesting. Subject to Article 14 of the Plan, Options shall vest upon satisfaction of the conditions set forth in the Award Agreement. Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other Performance Goals, as may be determined by the Committee in its sole discretion.

(c)           Special Rule for ISOs. If the aggregate Fair Market Value of Shares (determined as of the Date of Grant) underlying ISOs that first become exercisable during any calendar year exceeds $100,000, the portion of the Option or Options not exceeding $100,000, to the extent of whole Shares, will be treated as an ISO and the remaining portion of the Option or Options will be treated as a NQSO’s.  The preceding sentence will be applied by taking Options into account in the order in which they were granted.

6.5           Restricted Stock/Restricted Stock Units.  If Restricted Stock and/or Restricted Stock Units are granted to a Participant under an Award, the Committee shall establish: (i) the number of Shares of Restricted Stock and/or the number of Restricted Stock Units awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and/or Restricted Stock Units, (iii) the time or times within which such Award may be subject to forfeiture, (iv) Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, if any, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock and/or Restricted Stock Units, which shall be consistent with this Plan. The provisions of Restricted Stock and/or Restricted Stock Units need not be the same with respect to each Participant.

(a)           Legend on Shares.  Each Participant who is awarded Restricted Stock shall be issued the number of Shares specified in the Award Agreement for such Restricted Stock, and such Shares shall be recorded in the Share transfer records of the Company and ownership of such Shares shall be evidenced by a certificate or book entry notation in the Share transfer records of the Company.  Such Shares shall be registered in the name of the Participant, and shall bear or be subject to an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Committee may require that the Share certificates or other evidence of ownership of the Shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that the Participant deliver to the Committee a share power or share powers, endorsed in blank, relating to the Shares of Restricted Stock.

(b)           Restrictions and Conditions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to the following restrictions and conditions:

(i)            Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign Shares of Restricted Stock and/or Restricted Stock Units.

(ii)           Except as provided in subparagraph (i) above and subject to the terms of a Participant’s Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any dividends thereon.  Subject to the terms of a Participant’s Award Agreement, certificates or evidence of ownership of Shares free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such Shares.  Certificates for the Shares forfeited under the provisions of the Plan shall be promptly returned to the Company by the forfeiting Participant.  Each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any Shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer.

(iii)          The Restriction Period of Restricted Stock and/or Restricted Stock Units shall commence on the Date of Grant and, subject to Article 14 of the Plan, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other Performance Goals, as may be determined by the Committee in its sole discretion.

6.6           SARs .

(a)           In General. A SAR shall entitle the Participant to surrender to the Company the SAR, or portion thereof, as the Participant shall choose, and to receive from the Company in exchange therefore cash or Shares, as determined by the Committee in its discretion, in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per Share over the SAR Price per Share specified in such SAR, multiplied by the total number of Shares of the SAR being surrendered.  In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of Shares having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional Shares, or the Company may settle such obligation in part with Shares and in part with cash.

(b)           Vesting. Subject to Article 14 of the Plan, SARs shall vest upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other Performance Goals, as may be determined by the Committee in its sole discretion.

6.7           Special Rules for 102 Awards.  102 Awards granted to Participants and/or any Shares issued upon the exercise of such 102 Awards shall be issued to a trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 of the Ordinance (the ‘‘Trustee’’) and held together with any Shares issued upon exercise of such 102 Awards for the benefit of the Participants for the minimum period required by applicable law without disqualifying such 102 Awards from treatment under Section 102 of the Ordinance. The Trustee will hold such 102 Awards or Shares resulting from the exercise thereof in accordance with the provisions of the Ordinance and the rules promulgated thereunder, the trust agreement and any other instructions the Committee may issue to him or her from time to time (so long as they do not contradict the Ordinance and the rules promulgated thereunder). The Trustee will transfer the 102 Awards or the Shares issued upon exercise of such 102 Awards, as the case may be, to the Participant upon his or her demand, provided, that the Trustee shall not release any 102 Awards which were not already exercised into Shares by the Participant or release any Shares issued upon exercise of such Options prior to the full payment of the withholding tax arising from such Options which were granted to him and/or any Shares issued upon exercise of such Options. The Participant may be required to execute a form of undertakings or waivers in favor of such Trustee in a customary form, as a condition for the grant of any Award.  Subject to the provisions of Section 102 of the Ordinance (including the regulations promulgated thereunder), the Committee shall determine and approve the terms of engagement of the Trustee, and shall be authorized, subject to the provisions of applicable law, to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Options and Shares held by such Trustee at such time to its successor.

If a Participant exercises any Award or sells or releases any underlying Shares during the holding period mandated by Section 102 of the Ordinance, the sanctions under Section 102 of the Ordinance, and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

ARTICLE 7

AWARD PERIOD; VESTING

7.1           In General. Unless otherwise provided for in the Award Agreement, or otherwise determined by the Committee in its sole discretion, Awards shall vest as follows:

(a)           Initial Grant. With respect to the first Award granted to a Participant under the Plan, in the event that the Participant has not previously been granted options to purchase Shares of the Company under any other plan or sub-plan of the Company, 50% of the Award shall vest on the second anniversary of the Date of Grant, 25% of the Award shall vest on the third anniversary of the Date of Grant, and 25% of the Award shall vest on the fourth anniversary of the Date of Grant; provided, however, that the Participant is providing services to the Company and/or Subsidiary on each such anniversary date; and provided further, that, the vesting shall not commence prior to the date the Participant provides services to the Company and/or Subsidiary.

(b)           Subsequent Grant. With respect to subsequent Awards granted to a Participant under the Plan or with respect to Awards made to a Participant that has previously been granted options to purchase Shares of the Company under any other plan or sub-plan of the Company, 25% of the Award shall vest on each anniversary of the Date of Grant; provided, however, that the Participant is providing services to the Company and/or Subsidiary on each such anniversary date.

7.2           Specific Powers of Committee. The Committee, in its sole discretion, may determine that an Award will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan.  If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Award may be exercised.

ARTICLE 8

TERMINATION OF SERVICE

8.1           In General. Unless otherwise provided in an Award Agreement, if a Participant’s employment or service as a Consultant or Non-Employee Director with the Company is terminated (other than for Cause, or by reason of death or disability or retirement, as determined by the Committee in its sole discretion), then the portion of the Award that is not vested as of the date of such termination shall automatically lapse and be forfeited. The portion, if any, of the Award (other than Awards of Restricted Stock or Restricted Stock Units) that is vested as of the date of such termination shall automatically lapse and be forfeited at the close of business on the 180th day following the effective date of such Participant’s termination.

8.2           Special Provision Regarding Non-Employee Directors.  In the event that the service of any Non-Employee Director who has served for five years or more on the Board of Directors is terminated or discontinued for any reason other than cause, all unvested Awards held by such director shall automatically vest and become exercisable immediately prior to such termination or discontinuance.  If such termination of service is due to applicable statutory requirements, death, disability or other forced cessation of service, such vested Awards may be exercised until the expiration date of the Award.  In all other circumstances, all vested Awards must be exercised within the 180-day period following termination or discontinuance of service as set forth in Section 8.1 above.

8.3           Death; Disability; Retirement. Unless otherwise provided in an Award Agreement, if a Participant’s employment or service as a Consultant or Non-Employee Director with the Company is terminated by reason of death, disability or retirement (as determined by the Committee in its sole discretion), then the portion of the Award that is not vested as of the date of such termination shall automatically lapse and be forfeited.  The portion, if any, of the Award (other than Awards of Restricted Stock or Restricted Stock Units) that is vested as of the date of such termination shall automatically lapse and be forfeited at the close of business on the 12-month anniversary of the date of such Participant’s termination.

8.4           Termination for Cause.  If a Participant’s employment or service as a Consultant or Non-Employee Director is terminated by the Company for Cause, the Participant’s entire Award, whether vested or unvested, shall automatically lapse and be forfeited on the date of such termination, or the date of termination notice to Participant, whichever is earlier.

ARTICLE 9

EXERCISE OF AWARD

9.1           In General.

(a)           A vested Award may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms, conditions, and restrictions of the Plan.

(b)           In no event may an Award be exercised or Shares to be issued pursuant to an Award if a necessary listing or quotation of the Shares on a stock exchange or inter-dealer quotation system or any registration under any laws required under the circumstances has not been accomplished.  No Award may be exercised for a fractional Share.

9.2           Stock Options.

(a)           Subject to such administrative regulations as the Committee may from time to time adopt, an Option may be exercised by the delivery of the Exercise Notice to the Company, in such form and method as may be determined by the Company and, when applicable, the Trustee, which exercise shall be effective upon receipt of such notice by the Company at its principal office and the applicable payment of the exercise price of the exercised options, as described herein. The notice shall specify the number of Shares with respect to which the Option is being exercised. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the Shares to be purchased. The acceptable form(s) of consideration for the total Option Price shall be specified in the Award Agreement. Such consideration may include the following: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Shares owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Shares purchased upon exercise of the Option and promptly deliver to the Company the amount of sale proceeds necessary to pay such purchase price, (d) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell all of the Shares purchased upon exercise of the Option and promptly deliver to the Company the amount of sale proceeds necessary to pay such purchase price, (e) a cashless exercise mechanism approved by the Company in compliance with Section 402 of the Sarbanes Oxley Act, and/or (e) in any other form of valid consideration that is acceptable to the Company in its sole discretion.

(b)           Upon payment of all amounts due from the Participant, the Company shall cause Shares then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Option in the event of his death) at its principal business office promptly after the Exercise Date; provided that if the Participant has exercised an ISO, the Company may at its option retain possession of the Shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1)of the Code.  The obligation of the Company to deliver Shares shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Option or the Shares upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(c)           If the Participant fails to pay for any of the Shares specified in such notice or fails to accept delivery thereof, the Participant’s right to purchase such Shares may be terminated by the Company.

(d)           Options granted under the Option Plan shall not be transferable by Participant other than by will or laws of descent and distribution and during a Participants’ lifetime shall be exercisable only by that Participant.

9.3           SARs.  Subject to the conditions of this Section and such administrative regulations as the Committee may from time to time adopt, an SAR may be exercised by the delivery (including by fax) of the Exercise Notice to the Company . On the Exercise Date, the Participant shall receive from the Company in exchange therefore cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per Share over the SAR Price per Share specified in such SAR, multiplied by the total number of Shares of the SAR being surrendered.  In the discretion of the Committee, the Company may satisfy its obligation upon exercise of a SAR by the distribution of that number of Shares having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional Shares, or the Company may settle such obligation in part with Shares and in part with cash.

9.4           Tax Payment Election.  Subject to the approval of the Committee, and to any rules and limitations as the Committee may adopt, a person exercising an Award may make the payment of the amount of any taxes required to be collected or withheld by the Company in connection with such exercise in whole or in part by electing, at or before the time of exercise, either (i) to have the Company withhold from the number of Shares otherwise deliverable a number of Shares whose value equals the amount of the applicable supplemental wage withholding required plus any required state, local or employment tax withholdings, (ii) to deliver certificates for other Shares owned by the person exercising the Award, endorsed in blank with appropriate signature guarantee, having a value equal to the amount otherwise to be collected or withheld, or (iii) in the event of an exercise immediately followed by a sale of the underlying Shares, to have the broker executing such transaction deduct the required tax from the sale proceeds and transfer it to the Company.

ARTICLE 10

SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS

Awards subject to Performance Goals paid to Covered Participants under this Plan shall be governed by the conditions of this Article 10 in addition to the requirements of Article 6, above.  Should conditions set forth under this Article 10 conflict with the requirements of Article 6, the conditions of this Article 10 shall prevail.

10.1           Establishment of Performance Goals.  All Performance Goals, relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code.  The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

10.2           Performance Goals.  The Committee shall establish the Performance Goals relating to Covered Participants for a Performance Period in writing.  Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria.  In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:

(a)           Increased revenue;

(b)           Net income measures (including but not limited to income after capital costs and income before or after taxes);

(c)           Stock price measures (including but not limited to growth measures and total stockholder return);

(d)           Market Share;

(e)           Earnings per Share (actual or targeted growth);

(f)            Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities);

(g)           Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(h)           Operating measures (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency); and

(i)            Expense measures (including but not limited to cost-per-barrel, overhead cost and general and administrative expense).

10.3         Compliance with Section 162(m).  The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder.  In interpreting Plan provisions relating to Awards subject to Performance Goals paid to Covered Participants, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

10.4         Adjustments.  The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements.  Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, or for any other purpose, provided that such adjustment is permitted by Section 162(m) of the Code.

10.5         Discretionary Adjustments.  The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

10.6         Certification.  The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant.  The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied.  Approved minutes of the Committee may be used for this purpose.

10.7         Other Considerations.  All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Article 10.

ARTICLE 11

AMENDMENT OR DISCONTINUANCE

11.1         In General.  Subject to the limitations set forth in this Article 11, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval under the rules of any over-the-counter market or national securities exchange on which Shares are listed (or in order for the Plan and Awards awarded under the Plan to comply with Section 422 or Section 162(m) of the Code, including any successors to such Sections), shall be effective unless such amendment shall be approved by the requisite vote of the shareholders  of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Award theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement.  In the event of any such amendment to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto.  Notwithstanding the foregoing, no such alteration, amendment, revision, suspension or discontinuance implemented after a Change in Control may adversely affect any Award outstanding prior to the Change in Control without the consent of the holder of such Award.

11.2         Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted; provided that, unless required by law, no action contemplated or permitted by this Article 11 shall adversely effect (as reasonably determined by the Committee) any rights of Participants or obligations of the Company to Participants with respect to any Award theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 12

EFFECTIVE DATE AND TERM

The Plan shall be effective as of [DATE].  Subject to earlier termination pursuant to Article 11, the Plan shall have a term of 10 years from its effective date and will terminate on [DATE].  After termination of the Plan, no future Awards may be made.  However, any Awards granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 13

CAPITAL ADJUSTMENTS

13.1         In General.  If at any time while the Plan is in effect, or Awards are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of Shares, or (3) other increase or decrease in such Shares effected without receipt of consideration by the Company, then, to the extent the Committee determines that an adjustment is desirable to prevent the dilution or enlargement of the rights of Participants under the Plan:

(a)           An appropriate adjustment shall be made in the maximum number of Shares then subject to being awarded under the Plan and in the maximum number of Shares that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so awarded.

(b)           Appropriate adjustments shall be made in the number of Shares and the Option Price thereof then subject to purchase pursuant to each such Option previously granted and unexercised, to the extent that the same proportion of the Company’s issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate Option Price.

(c)           Appropriate adjustments shall be made in the number of SARs and the SAR Price thereof then subject to exercise pursuant to each such SAR previously granted and unexercised, to the extent that the same proportion of the Company’s issued and outstanding Shares  in each instance shall remain subject to exercise at the same aggregate SAR Price.

(d)           Appropriate adjustments shall be made in the number of outstanding Shares of Restricted Stock and the number of Restricted Stock Units with respect to which restrictions have not yet lapsed prior to any such change.

13.1A        Cash Dividends.  In the event the Company distributes a dividend in cash and the record date for such distribution is subsequent to the Date of Grant of an Option but prior to the exercise or other termination of such Option, the Committee may in its discretion determine that the exercise price of all or any portion of such outstanding Option shall be reduced by the dividend amount, net of applicable tax in a manner that complies with Section 409A of the Code (to the extent applicable).

13.2           Issuance of Shares or Other Convertible Securities.  Except as otherwise expressly provided herein, the issuance by the Company of Shares of any class, or securities convertible into Shares of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Shares or obligations of the Company convertible into such Shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to (i) the number of or Option Price of Shares then subject to outstanding Options granted under the Plan, (ii) the number of or SAR Price or SARs then subject to outstanding SARs granted under the Plan, (iii) the number of outstanding Shares of Restricted Stock, or (iv) the number of outstanding Restricted Stock Units.

13.3           Notification.  Upon the occurrence of each event requiring an adjustment with respect to any Award, the Company shall notify each affected Participant its computation of such adjustment, which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 14

RECAPITALIZATION, MERGER AND CONSOLIDATION; CHANGE OF CONTROL

14.1           Adjustments, Recapitalizations, Reorganizations, or Other Adjustments.  The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Shares or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.2           Acquiring Entity.  Subject to any required action by the stockholders and subject to Article 16, if the Company shall be the surviving or resulting corporation in any merger, consolidation or Share exchange, any Award granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a Participant would have been entitled.

14.3           Acquired Entity.  In the event of any merger, consolidation or Share exchange involving the Company pursuant to which the Company is not the surviving or resulting corporation, the Committee, as constituted before such transaction, without the consent of any Participant, shall have the sole discretion to determine the treatment of any outstanding Awards under this Plan.  For purposes of clarity, the Committee’s determination under this Section 14.3 shall not be an amendment to an Award subject to Section 11.2.  Notwithstanding the above, in the event the successor corporation does not agree to assume an Award, any unvested portion of such Award shall become fully vested and exercisable as of the date 10 days prior to the effective date of the transaction, provided, however, that a Participant has been employed or providing services to the Company at least one year prior to such date.

14.4           Change of Control.  Unless otherwise provided in an Award Agreement and subject to Article 16, notwithstanding any other provision in this Plan to the contrary, if, as of or within twelve months following a Change of Control, a Participant’s employment or service with the Company is terminated (i) by the Company without Cause (for purposes of clarity, such a termination of employment or service shall not include a termination which occurs because of the Participant’s death or disability) or (ii) by the Participant in circumstances of Constructive Termination, the unvested portion of any Awards then held by such Participant (or the Trustee, where applicable) shall thereupon automatically be accelerated and exercisable in full and all Restriction Periods applicable to Awards of Restricted Stock and/or Restricted Stock Units shall automatically expire.  The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

ARTICLE 15

LIQUIDATION OR DISSOLUTION

In case the Company sells all or substantially all of its property, or dissolves, liquidates,  or winds up its affairs (each, a “Dissolution Event”), the Participant shall receive, to the extent the Participant is vested in an Award, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each Share of the Company.

ARTICLE 16

ADDITIONAL AUTHORITY OF COMMITTEE

In addition to the Committee’s authority set forth elsewhere, in order to maintain a Participant’s rights in the event of any Change of Control or Dissolution Event described under Articles 14 and 15, the Committee, as constituted before the Change of Control or Dissolution Event, is hereby authorized, and has sole discretion, as to any Award, either at the time the Award is made hereunder or any time thereafter, to take any one or more of the following actions:

(a)           provide for the acceleration of any time periods relating to the vesting, exercise or realization of the Award so that the Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)           provide for the purchase or cancellation of any Award in exchange for an amount of cash equal to the amount that could have been attained upon the exercise of the Award or realization of the Participant’s rights in the Award had the Award been currently exercisable or payable;

(c)           adjust any outstanding Award as the Committee deems appropriate to reflect the Change of Control or Dissolution Event; or

(d)           cause any outstanding Award to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after a Change of Control or successor following a Dissolution Event.

(e)           The Committee may in its discretion include other provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1         Code Section 409A.  It is intended that the payments and benefits under the Plan comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the Code and related regulations (“Section 409A”).  Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

17.2         Investment Intent.  The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the Shares to be purchased or transferred are being acquired for investment and not with a view to their distribution.

17.3         No Right to Continued Employment.  Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

17.4         Delegation.  Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to the terms and limitations the Committee shall determine, to grant Awards or to cancel, modify or waive rights with respect to, or to amend, suspend, or terminate Awards.

17.5         Indemnification of Board and Committee.  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

17.6         Effect of the Plan.  Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

17.7         Compliance with Laws and Regulations.  Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue Shares under any Award if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which Shares are quoted or traded (including without limitation Section 162(m) of the Code), and, as a condition of any sale or issuance of Shares under an Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation.  The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares, shall be subject to all applicable laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

17.8         Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

17.9         Tax Requirements, Withholding.

(a)           In General. The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes with respect to an Award, its exercise, the lapse of restrictions thereon, payment or transfer under an Award or under the Plan, and to take any other action necessary in the opinion of the Company to satisfy all obligations for the payment of the taxes.  Such payments shall be required to be made prior to the delivery of any Shares.  Such payment may be made in cash, by check, or through the delivery of Shares owned by the Participant (which may be effected by the actual delivery of Shares by the Participant or by the Company’s withholding a number of Shares to be issued upon the exercise of a Share, if applicable), or any combination thereof.

(b)           (b) 102 Awards.  With respect to 102 Awards, the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source.  The Board, the Committee and/or the Trustee shall not be required to release any Share certificate, issued upon exercise of the 102 Awards to a Participant until all required payments have been fully made.

17.10       Assignability.  Awards may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Award shall so provide.

17.11     No Trust or Fund Created.  Except for 102 Awards or as otherwise required under applicable law, neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or any fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

17.12       Use of Proceeds.  Proceeds from the sale of Shares pursuant to Awards granted under this Plan shall constitute general funds of the Company.

17.13       Governing Law.  The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of Israel without giving effect to its choice of law provisions.

17.14       No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

17.15       Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  The headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

17.16       Construction.  Use of the term “including” in this Plan shall be construed to mean “including but not limited to.”